Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Advisory Board Company (the “Company”) of our reports dated January 2, 2015 relating to the financial statements of Royall & Company Holding, Inc. and Royall Acquisition Co., which appear in the Current Report on Form 8-K/A of the Company dated January 9, 2015.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

February 9, 2015